     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 27, 2008
                                                    REGISTRATION NO. 333-103474
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        POST-EFFECTIVE AMENDMENT NO. 13

                               -----------------

                         PRUCO LIFE INSURANCE COMPANY
                          (Exact Name of Registrant)

                               -----------------

                                    ARIZONA
        (State or other jurisdiction of incorporation or organization)

                                   22-194455
                    (I.R.S. Employer Identification Number)

                       C/O PRUCO LIFE INSURANCE COMPANY
                             213 WASHINGTON STREET
                         NEWARK, NEW JERSEY 07102-2992
                                (973) 802-7333
         (Address and telephone number of principal executive offices)

                               -----------------

                               THOMAS C. CASTANO
                                   SECRETARY
                         PRUCO LIFE INSURANCE COMPANY
                             213 WASHINGTON STREET
                         NEWARK, NEW JERSEY 07102-2992
                                (973) 802-4708
          (Name, address, and telephone number of agent for service)

                               -----------------

                                  Copies to:

                            C. CHRISTOPHER SPRAGUE
                       VICE PRESIDENT, CORPORATE COUNSEL
                           THE PRUDENTIAL INSURANCE
                              COMPANY OF AMERICA
                               751 BROAD STREET
                         NEWARK, NEW JERSEY 07102-3714
                                (973) 802-6997

================================================================================

Approximate date of commencement of proposed sale to the public--July 21, 2008

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [_]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box [_]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [_]                                                Accelerated filer [_]
Non-accelerated filer [X]    (Do not check if a smaller reporting company) Smaller reporting company [_]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF                 PROPOSED MAXIMUM    PROPOSED MAXIMUM
   SECURITIES TO BE      AMOUNT TO BE  OFFERING PRICE PER  AGGREGATE OFFERING      AMOUNT OF
      REGISTERED         REGISTERED*         UNIT*               PRICE         REGISTRATION FEE**
--------------------------------------------------------------------------------------------------
Market-value adjustment
  annuity contracts (or
  modified guaranteed
  annuity contracts).... $200,000,000                        $200,000,000            $-0-
-----------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------

* Securities are not issued in predetermined units. ** Registration fee for these securities was paid at the time they were originally registered on Form S-3 as filed by Pruco Life Insurance Company on February 27, 2003.

Prudential Annuities Distributors, Inc., the principal underwriter of these contracts under a "best efforts" arrangement, will be reimbursed by Pruco Life Insurance Company of New Jersey for its costs and expenses incurred in connection with the sale of these contracts.

The Risk Factors section appears in Section 9 of the Summary of the prospectus. The exhibit index appears in Part II of this Registration Statement.

                                     Note:

Registrant is filing this Post-Effective Amendment No. 13 to Registration Statement No. 333-103474 for the purpose of including in the Registration Statement a Prospectus Supplement. The Prospectus and Part II that were filed as part of Post-Effective Amendment No. 12 filed with the SEC on April 25, 2008, as supplemented, are hereby incorporated by reference. Other than as set forth herein, this Post-Effective Amendment does not amend or delete any other part of this Registration Statement.

                                                   PRUCO LIFE INSURANCE COMPANY
                                     PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY

 STRATEGIC PARTNERS/SM/ ANNUITY ONE 3
 STRATEGIC PARTNERS/SM/ PLUS 3
 STRATEGIC PARTNERS FLEXELITE
 (Pruco Life Insurance Company only)

                        Supplement, dated July 21, 2008
                                       To
                         Prospectus, dated May 1, 2008

 This supplement should be read and retained with the prospectus for your annuity. If you would like another copy of the prospectus, please call us at 1-888-PRU-2888.

 This supplement is being issued to describe several changes that we are making to the variable investment options within each of the above-referenced annuities. We summarize each change immediately below, and then indicate how the pertinent portion of each prospectus is amended to reflect the change.

 The changes are as follows:

 1. AST Conservative Asset Allocation Portfolio; AST Balanced Asset Allocation Portfolio; and AST American Century Strategic Allocation Portfolio. The name and investment objectives of each Portfolio are being changed. (In the case of the AST Balanced Asset Allocation Portfolio and AST American Century Strategic Allocation Portfolio only, the changed investment objective was authorized by a vote of Annuity Owners). AST Conservative Asset Allocation Portfolio has been renamed AST Balanced Asset Allocation Portfolio and will be sub-advised by Quantitative Management Associates LLC, the original AST Balanced Asset Allocation Portfolio has become AST Academic Strategies Asset Allocation Portfolio, and AST American Century Strategic Allocation Portfolio has become AST Schroders Multi-Asset World Strategies Portfolio. Accordingly, we
 (a) reflect the revised Portfolio names in the list of Investment Options on the inside front cover, and (b) with respect to AST Balanced Asset Allocation Portfolio and AST Schroders Multi-Asset World Strategies Portfolio only, set forth the revised fees of each Portfolio in the table of Underlying Mutual Fund Portfolio Annual Expenses, and (c) in the prospectus section discussing the applicable optional benefit, include each Portfolio within the group of portfolios that are permitted if you elect Lifetime Five, Spousal Lifetime Five, Highest Daily Lifetime Five, Highest Daily Lifetime Seven, Spousal Highest Daily Lifetime Seven, or the Highest Daily Value death benefit (if available), and (d) include a summary description of the Portfolio in the chart of each Portfolio's Investment Objectives and Policies. In addition, to reflect the effect of each Portfolio on the average fees of all Portfolios available under the Annuity, we describe the effect of the revised average fees on the comparison charts appearing within the section entitled "Selecting the Annuity That's Right for You."

 2. Merger of AST DeAm Small-Cap Value Portfolio into AST Small-Cap Value Portfolio. The AST DeAm Small-Cap Value Portfolio has merged out of existence into the AST Small-Cap Value Portfolio. Accordingly, we remove the AST DeAm Small-Cap Value Portfolio from the list of Investment Options on the inside front cover.

 3. AST Small-Cap Growth Portfolio. Neuberger Berman Management Inc. is no longer a sub-adviser to this Portfolio. The assets formerly managed by Neuberger Berman now are managed by Eagle Asset Management. Accordingly, we revise the summary description of this Portfolio in the chart of each Portfolio's Investment Objectives and Policies.

 4. AST Neuberger Berman Mid-Cap Value Portfolio. We have added LSV Asset Management as a sub-adviser to this Portfolio and have re-named the Portfolio the AST Neuberger Berman/LSV Mid-Cap Value Portfolio. Accordingly, we
 (a) reflect the revised Portfolio name in the list of Investment Options on the inside front cover and in footnote 3 to the table within Underlying Mutual Fund Portfolio Annual Expenses, and (b) include a revised summary description of the Portfolio in the chart of the Portfolio's Investment objectives and Policies.

 5. SP Aggressive Asset Allocation Portfolio, SP Growth Asset Allocation Portfolio, SP Balanced Asset Allocation Portfolio, SP Conservative Asset Allocation Portfolio, Global Portfolio. We are adding Quantitative Management Associates LLC as a sub-adviser to each Portfolio. Accordingly, we include a revised summary description of each Portfolio in the chart of each Portfolio's Investment Objectives and Policies. Also being added as sub-advisers are Prudential Investment Management, Inc. and Jennison Associates LLC.

 With respect to the changed fees referenced above, here is a fee table showing the applicable underlying mutual fund portfolio annual expenses:

                                                                                           Acquired    Total
                                                                                           Portfolio  Annual
                                                             Management  Other              Fees &   Portfolio
                           FUNDS                                Fee     Expenses 12b-1 Fee Expenses  Expenses
--------------------------------------------------------------------------------------------------------------
AST Academic Strategies Asset Allocation /1,2,3,4/             0.72%     0.10%     0.00%     0.69%     1.51%
 Management and Other Expense fee waivers/reduction: 0.02%
 Net expenses after fee reimbursement/expense waiver: 1.49%
AST Schroders Multi-Asset World Strategies                     1.10%     0.16%     0.00%     0.14%     1.40%
AST Balanced Asset Allocation                                  0.15%     0.02%     0.00%     0.87%     1.04%

 1 Estimated Other Expenses for the fiscal year ending December 31, 2008. As used in connection with the Portfolio, "Other Expenses" include certain operating expenses, including, without limitation, fees for custodian services, Independent Trustees' fees, and fees for legal, accounting, valuation, and transfer agency services. The Trust has also entered into arrangements with the issuers of the variable insurance products offering the Portfolio under which the Trust currently compensates such issuers for providing ongoing services to Portfolio shareholders (e.g., the printing and mailing of Trust prospectuses and shareholder reports) in lieu of the Trust providing such services directly to shareholders. The contractual administrative services fee is 0.10% of the Portfolio's average daily net assets. The Portfolio is not directly subject to the administrative services fee to the extent it invests in the Core Plus Bond Portfolio or any other Trust Portfolio (each, an Underlying Trust Portfolio and collectively, the Underlying Trust Portfolios). The Core Plus Bond
    Portfolio and each Underlying Trust Portfolio in which the Portfolio invests, however, are subject to the administrative services fee. See footnote 1 of the table within "Underlying Mutual Fund Portfolio Annual Expenses" in the May 1, 2008 prospectus for a discussion of the administrative services fee applicable to certain other AST Portfolios.
 2 Estimated Underlying Portfolio Fees & Expenses for the fiscal year ending December 31, 2008. The Portfolio will indirectly incur a pro rata portion of the fees and expenses of the Core Plus Bond Portfolio and any other Underlying Trust Portfolio in which it invests. The expenses shown under "Underlying Portfolio Fees and Expenses" represent the portion of the Core Plus Bond Portfolio's estimated annualized operating expense ratio for the fiscal year ending December 31, 2008 to be borne by the Portfolio based upon the Portfolio's expected initial holdings in the Core Plus Bond Portfolio. No sales loads, distribution fees, service fees, redemption fees, or other transaction fees will be assessed in connection with the Portfolio's purchase or redemption of shares of Underlying Trust Portfolios.
 3 Estimated Contractual Fee Waiver and/or Expense Reimbursement for the fiscal year ending December 31, 2008. The Investment Managers have contractually agreed to waive their investment management fees with respect to the Portfolio's investments in the Core Plus Bond Portfolio (i.e., assumes a waiver of 25% of the Investment Managers' contractual investment management fee).
 4 The Co-Managers have contractually agreed to reimburse expenses and/or waive fees so that the Academic Strategies Portfolio's investment management fees plus "Other Expenses" (exclusive in all cases of taxes, interest, brokerage commissions, distribution fees, and extraordinary expenses) do not exceed 0.80% of the Portfolio's average daily net assets during the Academic Strategies Portfolio's first year of operations (i.e., expected to be July 21, 2008 through July 20, 2009).

 With respect to the changed Investment Objectives/Policies referenced above, here is a table showing the applicable changes:

   --------------------------------------------------------------------------
    STYLE/         INVESTMENT OBJECTIVES/POLICIES           PORTFOLIO
     TYPE                                                   ADVISOR/
                                                           SUB-ADVISOR
   --------------------------------------------------------------------------
                       ADVANCED SERIES TRUST
   --------------------------------------------------------------------------
     ASSET      AST Schroders Multi-Asset World             Schroder
     ALLOCA     Strategies (formerly known as AST          Investment
     TION/      American Century Strategic              Management North
    BALANCED    Allocation Portfolio): The AST            America Inc.
                Schroders Multi-Asset World
                Strategies Portfolio seeks long-term
                capital appreciation through a
                global flexible asset allocation
                approach. This asset allocation
                approach entails investing in
                traditional asset classes, such as
                equity and fixed-income investments,
                and alternative asset classes, such
                as investments in real estate,
                commodities, currencies, private
                equity, and absolute return
                strategies. The sub-advisor seeks to
                emphasize the management of risk and
                volatility. Exposure to different
                asset classes and investment
                strategies will vary over time based
                upon the sub advisor's assessments
                of changing market, economic,
                financial and political factors and
                events.
   --------------------------------------------------------------------------
     ASSET      AST Academic Strategies Asset             Credit Suisse
     ALLOCA     Allocation (formerly known as AST       Securities (USA)
     TION/      Balanced Asset Allocation                 LLC; Jennison
    BALANCED    Portfolio): seeks total return           Associates LLC;
                consistent with its specified level      Mellon Capital
                of risk. The Portfolio will be a           Management
                multi-asset class fund that employs    Corporation; Pacific
                both top-down asset allocation             Investment
                strategies and bottom-up                   Management
                manager/security selection. Under          Company LLC
                normal circumstances, approximately         (PIMCO);
                60% of the assets will be allocated     Prudential Bache
                to traditional asset classes            Asset Management,
                (including US and international           Incorporated;
                equities and bonds) and                   Quantitative
                approximately 40% of the assets will       Management
                be allocated to nontraditional asset     Associates LLC
                classes (including real estate,
                commodities, and alternative
                strategies). Those percentages are
                subject to change by the Investment
                Managers.
   --------------------------------------------------------------------------
     ASSET      AST Balanced Asset Allocation            AST Investment
     ALLOCA     (formerly known as AST Conservative     Services, Inc. &
     TION/      Asset Allocation Portfolio): seeks         Prudential
    BALANCED    the highest potential total return      Investments LLC;
                consistent with its specified level       Quantitative
                of risk tolerance. The Portfolio           Management
                will invest its assets in several        Associates LLC
                other Advanced Series Trust
                Portfolios. Under normal market
                conditions, the Portfolio will
                devote approximately 60% of its net
                assets to underlying portfolios
                investing primarily in equity
                securities (with a range of 52.5% to
                67.5%), and 40% of its net assets to
                underlying portfolios investing
                primarily in debt securities and
                money market instruments (with a
                range of 32.5% to 47.5%).
   --------------------------------------------------------------------------
    MID CAP     AST Neuberger Berman/LSV Mid-Cap            LSV Asset
     VALUE      Value Portfolio (formerly known as         Management;
                AST Neuberger Berman Mid-Cap Value      Neuberger Berman
                Portfolio): seeks capital growth.        Management Inc.
                Under normal market conditions, the
                Portfolio invests at least 80% of
                its net assets in the common stocks
                of medium capitalization companies.
                For purposes of the Portfolio,
                companies with market
                capitalizations that fall within the
                range of the Russell Mid-cap(R)
                Index at the time of investment are
                considered medium capitalization
                companies. Some of the Portfolio's
                assets may be invested in the
                securities of large-cap companies as
                well as in small-cap companies.
                Under the Portfolio's value-oriented
                investment approach, the subadviser
                looks for companies whose stock
                prices are undervalued and that may
                raise in price before other
                investors realize their worth.
   --------------------------------------------------------------------------
     SMALL      AST Small-Cap Growth Portfolio:            Eagle Asset
      CAP       seeks long-term capital growth. The        Management
    GROWTH      Portfolio pursues its objective by
                investing, under normal
                circumstances, at least 80% of the
                value of its assets in
                small-capitalization companies.
                Small-capitalization companies are
                those companies with a market
                capitalization, at the time of
                purchase, no larger than the largest
                capitalized company included in the
                Russell 2000(R) Index at the time of
                the Portfolio's investment.
   --------------------------------------------------------------------------

    -----------------------------------------------------------------------
     STYLE/         INVESTMENT OBJECTIVES/POLICIES         PORTFOLIO
      TYPE                                                  ADVISOR/
                                                          SUB-ADVISOR
    -----------------------------------------------------------------------
                      THE PRUDENTIAL SERIES FUND
    -----------------------------------------------------------------------
     INTERNA     Global Portfolio: seeks long-term         LSV Asset
     TIONAL      growth of capital. The Portfolio         Management;
     EQUITY      invests primarily in common stocks     Marsico Capital
                 (and their equivalents) of foreign     Management, LLC;
                 and U.S. companies. Each subadviser     T. Rowe Price
                 for the Portfolio generally will use   Associates, Inc.;
                 either a "growth" approach or a        William Blair &
                 "value" approach in selecting either    Company, LLC;
                 foreign or U.S. common stocks.           Quantitative
                                                           Management
                                                         Associates LLC
    -----------------------------------------------------------------------
      ASSET      SP Aggressive Growth Asset                Prudential
      ALLOCA     Allocation Portfolio: seeks to         Investments LLC;
      TION/      obtain the highest potential total       Quantitative
     BALANCED    return consistent with the specified      Management
                 level of risk tolerance. The            Associates LLC
                 Portfolio may invest in any other
                 Portfolio of the Fund (other than
                 another SP Asset Allocation
                 Portfolio), the AST Marsico Capital
                 Growth Portfolio of Advanced Series
                 Trust (AST), and the AST
                 International Value Portfolio of AST
                 (the Underlying Portfolios). Under
                 normal circumstances, the Portfolio
                 generally will focus on equity
                 Underlying Portfolios but will also
                 invest in fixed-income Underlying
                 Portfolios.
    -----------------------------------------------------------------------
      ASSET      SP Balanced Asset Allocation              Prudential
      ALLOCA     Portfolio: seeks to obtain the         Investments LLC;
      TION/      highest potential total return           Quantitative
     BALANCED    consistent with the specified level       Management
                 of risk tolerance. The Portfolio may    Associates LLC
                 invest in any other Portfolio of the
                 Fund (other than another SP Asset
                 Allocation Portfolio), the AST
                 Marsico Capital Growth Portfolio of
                 Advanced Series Trust (AST), and the
                 AST International Value Portfolio of
                 AST (the Underlying Portfolios). The
                 Portfolio will invest in equity and
                 fixed-income Underlying Portfolios.
    -----------------------------------------------------------------------
      ASSET      SP Conservative Asset Allocation          Prudential
      ALLOCA     Portfolio: seeks to obtain the         Investments LLC;
      TION/      highest potential total return           Quantitative
     BALANCED    consistent with the specified level       Management
                 of risk tolerance. The Portfolio may    Associates LLC
                 invest in any other Portfolio of the
                 Fund (other than another SP Asset
                 Allocation Portfolio), the AST
                 Marsico Capital Growth Portfolio of
                 Advanced Series Trust (AST), and the
                 AST International Value Portfolio of
                 AST (the Underlying Portfolios).
                 Under normal circumstances, the
                 Portfolio generally will focus on
                 fixed-income Underlying Portfolios
                 but will also invest in equity
                 Underlying Portfolios.
    -----------------------------------------------------------------------
      ASSET      SP Growth Asset Allocation                Prudential
      ALLOCA     Portfolio: seeks to obtain the         Investments LLC;
      TION/      highest potential total return           Quantitative
     BALANCED    consistent with the specified level       Management
                 of risk tolerance. The Portfolio may    Associates LLC
                 invest in any other Portfolio of the
                 Fund (other than another SP Asset
                 Allocation Portfolio), the AST
                 Marsico Capital Growth Portfolio of
                 Advanced Series Trust (AST), and the
                 AST International Value Portfolio of
                 AST (the Underlying Portfolios).
                 Under normal circumstances, the
                 Portfolio generally will focus on
                 equity Underlying Portfolios but
                 will also invest in fixed- income
                 Underlying Portfolios.
    -----------------------------------------------------------------------

 In the May 1, 2008 prospectuses, the summary fund descriptions of the AST Balanced Asset Allocation Portfolio and the AST Capital Growth Asset Allocation Portfolio were reversed. Thus, the correct summary fund description for each such Portfolio should have been as follows:

 AST Balanced Asset Allocation Portfolio: seeks the highest potential total return consistent with its specified level of risk tolerance. The Portfolio will invest its assets in several other Advanced Series Trust Portfolios. Under normal market conditions, the Portfolio will devote approximately 65% of its net assets to underlying portfolios investing primarily in equity securities (with a range of 57.5% to 72.5%), and 35% of its net assets to underlying portfolios investing primarily in debt securities and money market instruments (with a range of 27.5% to 42.5%).

 AST Capital Growth Asset Allocation Portfolio: seeks the highest potential total return consistent with its specified level of risk tolerance. The Portfolio will invest its assets in several other Advanced Series Trust Portfolios. Under normal market conditions, the Portfolio will devote approximately 75% of its net assets to underlying portfolios investing primarily in equity securities (with a range of 67.5% to 80%), and 25% of its net assets to underlying portfolios investing primarily in debt securities and money market instruments (with a range of 20.0% to 32.5%).

 In the appendices to each prospectus, entitled Selecting The Variable Annuity That's Right For You, we set forth hypothetical illustrations of Contract Value and Surrender Value for each annuity. Those illustrations assume average fund expenses of 0.94% (which, for Strategic Partners Plus, excludes Evergreen fund expenses). As a result of the fund changes described in this supplement, the average fund expenses have changed to 0.95%. This change in average fund expenses would have the effect of decreasing the hypothetical illustrated values by a commensurate amount.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this post-effective amendment to be signed on its behalf in the City of Newark and the State of New Jersey on this 27th day of June, 2008.

                         PRUCO LIFE INSURANCE COMPANY
                                  Registrant


Attest:  /s/ Thomas C. Castano                 /s/ Scott D. Kaplan
         ----------------------------------    ---------------------------------
         Thomas C. Castano                     Scott D. Kaplan
         Chief Legal Officer and Secretary     President and Chief Executive
                                               Officer

                                  SIGNATURES

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                              Signature and Title

                                      Date: June 27, 2008

  *
  ----------------------------------
  JAMES J. AVERY JR.
  VICE CHAIRMAN AND DIRECTOR

  *                                   *By:  /s/ Thomas C. Castano
  ----------------------------------        ---------------------------------
  SCOTT D. KAPLAN                           THOMAS C. CASTANO
  DIRECTOR                                  CORPORATE COUNSEL
  *
  ----------------------------------


--------------------------
TUCKER I. MARR
CHIEF ACCOUNTING OFFICER


*
--------------------------
BERNARD J. JACOB
DIRECTOR


*
--------------------------
HELEN M. GALT
DIRECTOR


*
--------------------------
SCOTT G. SLEYSTER
DIRECTOR


*
--------------------------
DAVID R. ODENATH, JR.
DIRECTOR

                                 EXHIBIT INDEX

(23) Written Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm